EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 19, 2008, relating to the financial statements and financial highlights which appear in the June 30, 2008 Annual Reports to Shareholders of the Utilities Fund, Global Gold Fund, International Core Equity Fund, Long-Short Market Neutral Fund, Disciplined Growth Fund, Equity Growth Fund, Income & Growth Fund, Small Company Fund, NT Equity Growth Fund and NT Small Company Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
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PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
October 22, 2008